DISSOLUTION AGREEMENT

THIS DISSOLUTION AGREEMENT (the “Agreement”) is entered into effective as of the 2nd day of March 2012, by and among Babcock-Thermo Clean Combustion LLC f/k/a Babcock-Thermo Carbon Capture LLC, a Delaware limited liability company (the “Company”), Babcock Power Development, LLC, a Delaware limited liability company (“Babcock”), Babcock Power Inc., a Delaware corporation (the “Babcock Affiliate”, and together with Babcock, the “Babcock Parties”), ThermoEnergy Power Systems, LLC, a Delaware limited liability company (“TEPS”) and ThermoEnergy Corporation, a Delaware corporation (the “TEPS Affiliate”, and together with TEPS, the “TEPS Parties”). The Company, Babcock, the Babcock Affiliate, TEPS and the TEPS Affiliate are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Babcock and TEPS have entered into that certain Limited Liability Company Agreement of Babcock-Thermo Carbon Capture LLC dated as of February 25, 2009, as amended on April 12, 2011 to change the name of the Company to Babcock-Thermo Clean Combustion LLC (as in effect from time to time, the “LLC Agreement”); and

WHEREAS, pursuant to the LLC Agreement, the Parties thereto have agreed to terminate the relationships contemplated by the LLC Agreement and dissolve the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Defined Terms. Defined terms used in this Agreement without definition have the meanings given to such terms in the LLC Agreement, or if not defined in the LLC Agreement, as defined in the other applicable Related Agreement. In addition, the following defined terms have the following meanings:

“Affiliate” means, with respect to any referenced Person (i) such Person or a member of his immediate family; and (ii) any Person directly or indirectly Controlling, Controlled by, or under direct common Control with the Person in question. For purposes of this Agreement, the Company shall not be deemed an Affiliate of any Member of the Company.

“Agreement” means this Dissolution Agreement, including the recitals and premises and any exhibits and schedules hereto, as in effect from time to time.

“Control(s)(led)(ing)” mean, as applied to a referenced Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended (6 Del. C. § 18-101, et seq.).

“Person” means any individual, partnership, limited liability company, corporation, trust or other entity.

“Related Agreements” means each of the LLC Agreement, the Babcock License Agreement, the TEPS License Agreement, the Master Non-Disclosure Agreement, the Dispute Resolution Agreement and any other agreement among the Company, any of the Members or their Affiliates which specifies that it is a Related Agreement for purposes of the LLC Agreement or this Agreement.

2.               Termination and Dissolution.

2.1.            Termination of LLC Agreement. Babcock and TEPS hereby elect to dissolve the Company pursuant to Section 12.01 of the LLC Agreement.

2.2.            Dissolution Process. Babcock and TEPS agree that the Company shall be liquidated and dissolved in accordance with Section 12.02 of the LLC Agreement and the Delaware Act. The dissolution will be effected by the Board of Managers, which will remain in place until the dissolution is complete. The Board of Managers will prepare or cause to be prepared and furnish to each Member the statement setting forth assets and liabilities of the Company and the manner in which the Company Property was liquidated and distributed, in accordance with Section 12.02 of the LLC Agreement.

3.                Intellectual Property and Work Product.

3.1.            Company Developed IP. The Parties agree that no Company Intellectual Property has been developed by the Members, other than the trademark “ZEBS”, which trademark, and all rights therein, Babcock hereby agrees shall be assigned exclusively to TEPS, and, accordingly, no joint ownership agreement contemplated by Section 12.02(B) of the LLC Agreement is required.

3.2.            Babcock License Agreement. The Parties acknowledge that the Babcock License Agreement is hereby terminated pursuant to Section 11.1 of the Babcock License Agreement and Section 12.01 of the LLC Agreement. As provided in Section 11.2 of the Babcock License Agreement, the provisions named therein shall survive such termination, except Article 6 of the Babcock License Agreement, which shall terminate. With respect to Section 11.2 of the Babcock License Agreement, the Parties acknowledge that no sublicenses have been granted pursuant to Article 6 of the Babcock License Agreement.

3.3.            TEPS License Agreement. The Parties acknowledge that the TEPS License Agreement is hereby terminated pursuant to Section 11.1 of the TEPS License Agreement and Section 12.01 of the LLC Agreement. As provided in Section 11.2 of the TEPS License Agreement, the provisions named therein shall survive such termination, except Article 6 of the TEPS License Agreement, which shall terminate. With respect to Section 11.2 of the TEPS License Agreement, the Parties acknowledge that no sublicenses have been granted pursuant to Article 6 of the TEPS License Agreement.

3.4.            Work Product. If, after the dissolution is complete pursuant to the terms of Section 2.2 above, either Party identifies any work product that was created for the benefit of the Company that may be of interest to such Party, then the Party identifying such work product shall notify the other Party within a reasonable period of time thereafter of its interest in such work product. The Parties shall endeavor in good faith to agree on reasonable terms whereby the requesting Party may use all or a portion of such work product in the future consistent with this Agreement and the surviving provisions of the Related Agreements.

4.                  Master Non-Disclosure Agreement. As provided in Section 9 of the Master Non-Disclosure Agreement: (i) the Babcock Parties shall return to the TEPS Parties immediately upon request, all TEPS Confidential Information, however embodied; (ii) the TEPS Parties shall return to the Babcock Parties immediately upon request, all Babcock Confidential Information, however embodied; (iii) the Babcock Parties and the TEPS Parties shall cause the Company Parties to immediately return to them the Babcock Confidential Information, however embodied, and the TEPS Confidential Information, however embodied, respectively; provided that, with respect to Confidential Information consisting of analyses, compilations, excerpts, summaries, studies or other documents and writings prepared by or for a Party for its own use, the preparing Party may destroy such Confidential Information in lieu of returning it if such destruction is certified in writing to the Party to whom it would otherwise be returned. The return and/or destruction of such Confidential Information as provided above shall not relieve the Parties of any of their respective obligations under the Master Non-Disclosure Agreement. A Party shall confirm to another Party in writing at any time upon written request that it has complied with all of the terms of this Section 4 and Section 9 of the Master Non-Disclosure Agreement.

5.                  Dispute Resolution Agreement. The Parties acknowledge that the Dispute Resolution Agreement shall remain in full force and effect and shall apply to any disputes arising under this Agreement or any remaining obligations under the Related Agreements.

6.                  Releases.

6.1.            Release By Babcock Parties. Each of the Babcock Parties, both for itself and for its Affiliates, and any successors and assigns of any of the foregoing (collectively, the “Babcock Entities”), and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby fully and completely forever release and discharge the TEPS Parties, and each of their respective subsidiaries, affiliates, and any successors and assigns of any of the foregoing (collectively, the “TEPS Entities”), from any and all claims, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever (collectively, “Babcock Claims”), in law or equity, whether known or unknown to any Babcock Entity, fixed or contingent, which any of the Babcock Entities ever had, now have or may have against any of the TEPS Entities, based on or arising out of any matter, cause, act or omission whatsoever, occurring or existing at any time up to and including the date hereof; provided, however, that the foregoing shall not release any Person from (x) any obligation of such Person under any provision of this Agreement arising on or after the date hereof, including any liabilities assumed by such Person thereunder or to be settled by such Person as provided in accordance with the provisions of this Agreement, and (y) any obligation of such Person under any provision of any of the Related Agreements arising on or after the date of this Agreement.

6.2.            Release by TEPS Parties. Each of the TEPS Parties, both for itself and for the TEPS Entities, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby fully and completely forever release and discharge the Babcock Entities, from any and all claims, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever (collectively, “TEPS Claims”), in law or equity, whether known or unknown to any TEPS Entity, fixed or contingent, which any of the TEPS Entities ever had, now have or may have against any of the Babcock Entities, based on or arising out of any matter, cause, act or omission whatsoever, occurring or existing at any time up to and including the date hereof; provided, however, that the foregoing shall not release any Person from (x) any obligation of such Person under any provision of this Agreement arising on or after the date hereof, including any liabilities assumed by such Person thereunder or to be settled by such Person as provided in accordance with the provisions of this Agreement, and (y) any obligation of such Person under any provision of any of the Related Agreements arising on or after the date of this Agreement.

7.                Expenses. Each of the Parties hereby shall be responsible for their own fees and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement, including fees and expenses of their respective accounting, financial, legal and other advisors.

8.                Disclosures and Publicity. The Parties hereby agree that all public disclosures concerning the parties or transactions contemplated by this Agreement and the Related Agreements, such as press releases or written information distributed to financial intermediaries, shall require unanimous prior approval of the Babcock Affiliate and the TEPS Affiliate. However, to the extent any Party determines in the exercise of its good faith judgment that any such disclosure is required by law, such Party shall be entitled after notice to the other Parties to make such disclosure even if it has not obtained such approval.

9.                Miscellaneous.

9.1.            Entire Agreement. This Agreement, together with those provisions of the Related Agreements that survive the execution and delivery of this Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and merges and replace all prior negotiations, discussions, offers, representations, warranties, covenants, and agreements of the Parties in respect of such subject matter.

9.2.            Amendment; Waiver. This Agreement may be amended only by a written instrument signed by all of the Parties. The failure of any Party to insist on one or more occasion upon strict performance by the other Party of any of its obligations hereunder shall not constitute a waiver, release, or amendment of such Party’s right to insist upon strict performance of such obligations on future occasions.

9.3.            Notices. Notices to any of the Parties pursuant to, or in connection with, this Agreement shall be given in accordance with the notice provisions provided by the LLC Agreement, and initially, at the address set forth below in respect of each Party:

If to either or both of the Babcock Parties, to:

c/o Babcock Power Inc.
One Corporate Place

55 Ferncroft Road
Danvers, Massachusetts 01923

Attention: William J. Ferguson, Jr.

with a copy sent contemporaneously to:

Bingham McCutchen LLP
One Federal Street
Boston, Massachusetts 02110

Attention:	John R. Utzschneider, Esq.

If to either or both of the TEPS Parties, to:

c/o ThermoEnergy Corporation

10 New Bond Street

Worcester, Massachusetts 01606

Attention:	Cary G. Bullock

with a copy sent contemporaneously to:

Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110

Attention:	William E. Kelly, Esq.

9.4.            Governing Law, Etc. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, all rights and remedies being governed by such laws, including all legal and equitable relief, without regard to its conflict of laws rules.

9.5.            Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OR ANY OF THEM RELATING THERETO.

9.6.            Waiver of Certain Damages. EACH OF THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

9.7.           Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

9.8.           Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any Party hereunder shall be assignable or transferable by such Party without the prior written consent of the other Parties hereto.

9.9.           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10.        Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

9.11.        Severability. The invalidity or unenforceability of any particular provision of this Agreement or any Related Agreement shall not affect the other provisions hereof or thereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted from such agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

BABCOCK-THERMO CLEAN COMBUSTION LLC

By:   /s/ Earl B. Mason

Name: Earl B. Mason

Title: Chief Financial Officer, Treasurer and Secretary

BABCOCK POWER DEVELOPMENT, LLC By: /s/ William J. Ferguson, Jr. Name: William J. Ferguson, Jr. Title: Vice President, General Counsel and Secretary	THERMOENERGY POWER SYSTEMS, LLC By: /s/ Cary G. Bullock Name: Cary G. Bullock Title: President and Chief Executive Officer
BABCOCK POWER, INC. By: /s/ Anthony A. Brandano Name: Anthony A. Brandano Title: Sr. Vice President, Chief Financial Officer and Treasurer	THERMOENERGY CORPORATION By: /s/ Cary G. Bullock Name: Cary G. Bullock Title: President and Chief Executive Officer